UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

TRM Corporation
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
--------------------------------------------------------------------------------
(Title of Class of Securities)

872636105
---------------------------------------------------
(CUSIP Number)

February 2, 2007
--------------------------------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[     ] Rule 13d-1(b)
	[ X ] Rule 13d-1(c)
	[     ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
(Page 1 of 11 Pages)

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 2 OF 11 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ Capital Management, LLC
	04-3300754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		798,884
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		798,884
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
798,884
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
4.67%

12	TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 3 OF 11 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	The October Fund, Limited Partnership
	04-3504882

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		437,141
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		437,141
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	437,141
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.56%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 4 OF 11 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	October G.P., LLC
	04-3504881

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	State of Delaware

NUMBER OF	5	SOLE VOTING POWER
SHARES		437,141
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		437,141
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
437,141
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
2.56%

12	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 5 OF 11 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ/Ontario Credit Opportunities Fund, L.P.
	98-0496623

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		129,819
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		129,819
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
129,819
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.76%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 6 OF 11 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	GP DDJ/Ontario Credit Opportunities, L.P.
	98-0496663

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		129,819
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		129,819
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
129,819
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.76%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 7 OF 11 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	GP Credit Opportunities, Ltd.


2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		129,819
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		129,819
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
129,819
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
0.76%

12	TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 8 OF 11 PAGES

Item 1(a)	Name of Issuer:
	TRM Corporation

Item 1(b)	Address of the Issuer's Principal Executive Offices:
5208 N.E. 122nd Avenue, Portland, OR 97230

Item 2(a)	Names of Persons Filing:
DDJ Capital Management, LLC ("DDJ"), The October
Fund, Limited Partnership ("October Fund"), October G.P.,
LLC ("October GP"), DDJ/Ontario Credit Opportunities
Fund, L.P. ("DDJ/Ontario Fund"), GP DDJ/Ontario Credit
Opportunities, L.P. ("GP DDJ/Ontario"), and GP Credit
Opportunities, Ltd. ("GP Credit Opportunities"). Reference is made to Exhibit A to the Amendment No. 2 to Schedule
13G filed October 17, 2006, which is an agreement between the persons (as specified above) that this Amendment No. 3 to the Schedule 13G is being filed on behalf of each of them.

Item 2(b)	Address or Principal Business Office or, if None,
Residence:
130 Turner Street, Building 3, Suite 600, Waltham,
Massachusetts 02453

Item 2(c)	Citizenship:
DDJ is a Massachusetts limited liability company; October
Fund is a Massachusetts limited partnership; October GP is a Delaware limited liability company; DDJ/Ontario Fund is a Bermuda limited partnership; GP DDJ/Ontario is a Bermuda limited partnership; and GP Credit Opportunities is a Bermuda company.

Item 2(d)	Title of Class of Securities:
	Common Stock (the "Shares")

Item 2(e)	CUSIP Number:
		872636105

Item 3	Not Applicable.

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 9 OF 11 PAGES

Item 4	Ownership.

Item 4(a)	Amount Beneficially Owned:

As of the close of business on February 5, 2007, (i) October GP, as general partner to October Fund, may be deemed the beneficial owner of 437,141 Shares held by October Fund, and (ii) GP DDJ/Ontario, as general partner to DDJ/Ontario Fund, and GP Credit Opportunities, as general partner to GP DDJ/Ontario, may be deemed the beneficial owner of 129,819 Shares held by DDJ/Ontario Fund. DDJ, as investment manager for October Fund and DDJ/Ontario
Fund, respectively, as well as the investment manager for an account (the "Account") that DDJ manages on behalf of an institutional investor, may be deemed the beneficial owner of 798,884 Shares, including the 437,141 Shares held by October Fund, the 129,819 Shares held by DDJ/Ontario Fund, and the 231,924 Shares that are held by the Account. This aggregate amount of 798,884 Shares represents approximately 4.67% of the outstanding Shares of the Company.

Item 4(b)	Percent of Class:	See attached cover sheets.

Item 4(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to
		direct the vote:	See attached cover sheets.
	(ii)	Shared power to vote or
		to direct the vote:	-0-
	(iii)	Sole power to dispose or to direct the
	disposition of:	See attached cover sheets.
	(iv)	Shared power to dispose or
		to direct the disposition of:	-0-

Item 5	Ownership of Five Percent or Less of a Class:

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
  [  X  ].

Item 6	Ownership of More than Five Percent on Behalf of Another
Person.
               See Item 4.

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 10 OF 11 PAGES

Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent
Holding Company.
	Not applicable.

Item 8	Identification and Classification of Members of the Group.
	See Item 4 above.

Item 9	Notice of Dissolution.
	Not applicable.

Item 10	Certifications.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G
CUSIP NO. 872636105	PAGE 11 OF 11 PAGES


SIGNATURE
================
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 2007	DDJ CAPITAL MANAGEMENT,
LLC

/s/ David J. Breazzano___________
Signature

David J. Breazzano, Member
Name/Title


THE OCTOBER FUND, LIMITED
PARTNERSHIP

By:  October G.P., LLC, its General
Partner
By:  DDJ Capital Management,
LLC, Manager

/s/ David J. Breazzano___________
Signature

David J. Breazzano, Member
Name/Title




OCTOBER G.P., LLC

By:  DDJ Capital Management,
LLC, Manager

/s/ David J. Breazzano___________
Signature

David J. Breazzano, Member
Name/Title


DDJ/ONTARIO CREDIT
OPPORTUNITIES FUND, L.P.

By:  GP DDJ/Ontario Credit
Opportunities, L.P, its General
Partner

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David J. Breazzano___________
Signature

David J. Breazzano, Director
Name/Title


GP DDJ/ONTARIO CREDIT
OPPORTUNITIES, L.P.

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David J. Breazzano___________
Signature

David J. Breazzano, Director
Name/Title




GP CREDIT OPPORTUNITIES,
LTD.

/s/ David J. Breazzano___________
Signature

David J. Breazzano, Director
Name/Title